Exhibit 99.1

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300 www.middleby.com

Middleby Appoints Glenn Eisenberg To Board of Directors

Elgin, Ill. (BUSINESS WIRE) March 6, 2026 — The Middleby Corporation (NASDAQ: MIDD), a global leader in the foodservice industry, today announced the appointment of Glenn Eisenberg to its Board of Directors, effective March 1. With the addition of Mr. Eisenberg, the Middleby Board expands to twelve members.

“We are pleased to welcome Glenn Eisenberg to the Middleby Board. His deep experience will be an immediate asset as we execute our strategic transformation,” said Tim FitzGerald, Middleby CEO. “Glenn has a proven 20-year track record of success as a public company CFO and senior operating executive across complex global manufacturing businesses. His expertise in financial discipline, industrial manufacturing, capital allocation, and board-level oversight will be highly valuable as we advance our operational initiatives and drive sustainable organic growth.”

Mr. Eisenberg brings extensive public company leadership experience spanning life services, industrial manufacturing, and diversified industrial sectors. Most recently he served as Executive Vice President and Chief Financial Officer at Labcorp (NYSE: LH), a $13 billion global life sciences company, where he oversaw financial operations across over 100 countries until his retirement in December 2024. He continues as a Special Advisor to the company. Prior to Labcorp, Mr. Eisenberg served as Executive Vice President of Finance and Administration and Chief Financial Officer from 2002-2014 at The Timken Company, a leading global manufacturer of highly engineered bearings, alloy steels and related products and services. Earlier in his career, he was President and Chief Operating Officer of United Dominion Industries, a diversified industrial manufacturer, now a subsidiary of SPX Corporation where he also held several senior leadership roles in finance, including Executive Vice President and Chief Financial Officer and President of the company’s Test Instrumentation segment.

Mr. Eisenberg currently serves on the Board of Directors of two other public companies. In April 2024 he joined the Board of Directors of Solventum (NYSE: SOLV), and chairs the Audit Committee. In March 2025 he was added to the board of Lumexa Imaging (NASDAQ: LMRI) where he chairs the Audit Committee and is a member of the Compensation Committee. His previous board experience includes serving as lead independent director and chairing governance committees at Alpha Natural Resources Inc., chairing audit committees at U.S. Ecology Inc. and Family Dollar Stores Inc., and serving on the audit committee at Perspecta Inc.

“Glenn’s appointment reflects our strategic focus on enhancing board capabilities with complementary financial and operational expertise,” said Gordon O’Brien, Middleby Board Chairman. “His proven ability to lead complex organizations through various business cycles, combined with his deep experience in capital allocation and public company governance, positions him to provide valuable oversight as we execute our pure-play commercial foodservice strategy. We are confident his financial acumen and board leadership will support our commitment to driving sustainable long-term value creation and operational excellence.”

About The Middleby Corporation

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice and food processing. Middleby showcases its advanced solutions in the Middleby Innovation Kitchens for commercial foodservice, and industrial baking and protein Innovation Centers for food processing solutions. For more information about Middleby, please visit www.middleby.com.

Investors:

Rebecca Ellin

SVP of Investor Strategy and Corporate Development

rellin@middleby.com

Media:

Darcy Bretz

VP of Corporate Communications

dbretz@middleby.com

Kate Schneiderman

Managing Director, ICR

middleby@icrinc.com